Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1/A of our report dated October 22, 2010 except for two retroactive stock splits for which the dates are November 23, 2010 and January 14, 2011, relating to the balance sheets for China Power Technology, Inc. (the “Company”) as of December 31, 2008 and 2009 and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2007, 2008 and 2009.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1/A of our report dated March 24, 2011, relating to the balance sheets for the Company as of December 31, 2009 and 2010 and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2009 and 2010.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1/A of our report dated September 16, 2010, relating to the balance sheet for Shandong Fuyuan Equipment Installation Co., Ltd. as of December 31, 2009 and the related statements of income and comprehensive income, changes in owners’ equity, and cash flows for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bernstein & Pinchuk LLP

New York, New York
March 28, 2011